UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 7, 2007
Date of Report (Date of earliest event reported)

IMVISION THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52360	Not Applicable
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Feodor-Lynen Strasse 5, Hanover, Germany	0000
(Address of principal executive offices)	(Zip Code)

+49 511 53 88 96-76
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

DeBondo Capital Limited

We entered into a consultant agreement with DeBondo Capital Limited effective June 30, 2006. This agreement was terminated by agreement on February 7, 2007 as described below. Under the original consulting agreement, Debondo Capital agreed to provide services to us in order that (i) we could complete registration of our Common Stock under the United States Securities Exchange Act of 1934, and (ii) our common stock would become eligible for trading on the OTC Bulletin Board.

As consideration for the services to be provided by Debondo Capital, we:

• issued to the nominees of DeBondo Capital (Beneficial Owner: Ulrik DeBo) an aggregate of 3,925,000 shares of our common stock at a purchase price of $0.001 per share. The nominees of DeBondo Capital were DeBondo Capital, Chelmer Consulting Corp. (Beneficial Owner: Darren Devine), Joachim Bondo, Thomas Wittenborg and Carsten Ruehe. Each of these purchasers entered into a restricted stock purchase agreement with us, as described below under “Restricted Stock Purchase Agreements”;

• granted to DeBondo Capital options to purchase additional shares of our common stock at prices of $0.125 per share, $0.25 per share and $0.375 per share, none of which options were exercised; and

• agreed to pay to DeBondo Capital the aggregate amount of EUR 500,000 (equal to $640,000 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006).

We entered into a termination agreement with DeBondo Capital on February 7, 2007 whereby we agreed that:

• the original consulting agreement was terminated;

• we will have no obligation to reimburse DeBondo Capital for any such expenses other than expenses that have been paid by DeBondo Capital and relate to professional services performed after December 12, 2006, being the date of effectiveness of our original Form SB-2 registration statement;

• all options to purchase common stock granted to DeBondo Capital were terminated, including the options to purchase additional shares of our common stock at $0.125 per share, $0.250 per share and $0.375 per share;

• we will pay to DeBondo Capital the amount of EUR 30,000 (equal to $38,400 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) of the outstanding cash fee payable under the consulting agreement as soon as possible and by no later than February 28, 2007 in any event;

• we will pay to DeBondo Capital the balance of their outstanding cash fee, being equal to EUR 100,000 (equal to $128,000 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) upon the completion by us of at least $1,000,000 of financing pursuant to the Company Offering; and

• we will grant to DeBondo Capital an option to purchase additional securities in the event that DeBondo Capital identifies and introduces an investor to us who purchases securities from us in an equity offering, subject to compliance by DeBondo Capital with all securities laws. The option would be an option to purchase a number of securities equal to 40% of the securities purchased by the investor at a price equal to 50% of the purchase price paid by the investor. We have not granted DeBondo Capital any options under this arrangement to date.

Restricted Stock Purchase Agreements

We entered into separate restricted stock purchase agreements on June 30, 2006 with each of the following shareholders further to the purchase of shares of our common stock by these shareholders as nominees of DeBondo Capital:

  DeBondo Capital (Beneficial Owner: Ulrik DeBo)
  Chelmer Consulting Corp. (Beneficial Owner: Darren Devine),
  Joachim Bondo, and
  Thomas Wittenborg.

Under the terms of these original restricted stock purchase agreements, each shareholder agreed that the shares acquired by each of them (representing an aggregate of 3,925,000 shares) for a purchase price of $0.001 per share would be held in escrow and could be repurchased by us at a price of $0.001 per share in the event that our common stock did not become eligible for trading on the OTC Bulletin Board by March 31, 2007. We subsequently entered into an identical restricted stock purchase agreement with Carsten Ruehe on August 14, 2006 with respect to 500,000 shares transferred to him by DeBondo Capital pursuant to Rule 904 of Regulation S.

We subsequently entered into amendment agreements on February 7, 2007 with each of these shareholders, who we refer to as the DeBondo Capital nominees, whereby we agreed as follows with respect to their shares:

  50% of each shareholder’s shares were released from escrow effective upon signing of the amendment agreements, representing an aggregate of 1,962,500 shares;
  the remaining 50% of the shares, representing an aggregate of 1,962,500 shares, are to remain in escrow until the earlier of (i) the date that our common stock becomes eligible for trading on the OTC Bulletin Board, and (ii) January 31, 2008. During this escrow period, the shareholders are not entitled to sell, assign, transfer or otherwise dispose of their shares or any interest in their shares;
  with the respect of the shares released from escrow, each shareholder has agreed that (i) they will not sell their shares other than in sales where, when aggregated with sales by other DeBondo nominees, not less than 500,000 shares are sold, and (ii) Nextech Ventures has a right of first refusal to purchase any shares proposed to be sold by any of the DeBondo capital nominees which is exercisable for a period of ten business days from the date that Nextech Ventures is given notice of a proposed sale.

3.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit	Description

10.22	Termination Agreement between ImVisioN Therepeutics Inc. and DeBondo Capital Limited dated February 7, 2007 (1)

10.23	Form of Amendment to Restricted Stock Purchase Agreement dated February 7, 2007 (1)

(1) Filed as an exhibit to the Registrant’s post-effective amendment to Form SB-2 filed on February 13, 2007.

4.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMVISION THERAPEUTICS INC.

Date: February 13, 2007	By:	/s/ Martin Steiner
Martin Steiner
President and Chief Executive Officer

5.